Exhibit 10.1

Execution Version

MSD Credit Opportunity Master Fund, L.P.

c/o MSD Partners, L.P.

645 Fifth Avenue, 21st Floor

New York, NY 10022

Independence Contract Drilling, Inc.

20475 State Highway 249, Suite 300

Houston, TX 77070

Attn: Philip A. Choyce, Chief Financial Officer

Sidewinder Drilling LLC

20475 State Highway 249, Suite 300

Houston, TX 77070

Attn: J. Anthony Gallegos, Jr., Chief Executive Officer

June 4, 2020

Gentlemen:

Reference is made to (i) that Agreement and Plan of Merger (the “Agreement”), dated as of July 18, 2018 (the “Execution Date”), by and among Independence Contract Drilling, Inc., a Delaware corporation (the “Parent”), Patriot Saratoga Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Parent (“Merger Sub”), Sidewinder Drilling LLC, a Delaware limited liability company (the “Company”), and MSD Credit Opportunity Master Fund, L.P., a Delaware limited partnership, in its capacity as representative of the Members (the “Members’ Representative”) and (ii) that Contribution, Exchange and Restructuring Agreement, dated as of July 18, 2018, by and among (a) the Company, (b) the all of the holders of Series A Common Units of the Company, in their capacities as holders of such, as set forth in Schedule A thereto, (c) all of the holders of Floating Rate Secured Notes due February 15, 2020 of the Company, in their capacities as holders of such, pursuant to the First Lien Note Purchase Agreement, dated as of February 15, 2017, by and among the Company and the purchasers party thereto as set forth in Schedule B thereto, (d) all of the holders of the Amended and Restated Secured Notes due February 15, 2020 of the Company, in their capacities as holders of such, pursuant to the Amended and Restated Second Lien Note Purchase Agreement, dated as of February 15, 2017, by and among the Company and purchasers party thereto, as set forth in Schedule B thereto, and (e) MSD Credit Opportunity Master Fund, L.P., a Delaware limited partnership, in its capacity as representative of the Unitholders and Noteholders (the “Representative”, and together with the Unitholders, the “Members”) (the “Note Conversion Agreement”). Defined terms used below not otherwise defined herein shall have the meanings ascribed thereto as set forth in the Agreement or the Note Conversion Agreement, as applicable.

WHEREAS, in connection with the Company’s entry into the Agreement and the transactions contemplated thereby, the parties to the Note Conversion Agreement restructured the Company’s capital structure upon the terms and conditions set forth therein, upon the Merger Closing; and

WHEREAS, Section 3.1(b) of the Agreement provides that, among other things, at the Effective Time, by virtue of the Merger, each holder of outstanding Series A Common Units of the Company (the “Series A Company Units”) immediately prior to the Effective Time shall have its Series A Company Units converted into the right to receive (without interest) such Member’s share of any Mechanical Rig Net Proceeds, payable in accordance with the Note Conversion Agreement to the extent such proceeds have not either been used to repay Company Indebtedness or been paid as a dividend to the Members prior to Closing; and

WHEREAS, Section 7.22 of the Agreement provides that from and after the Closing, Parent shall, and shall cause the Company to, use commercially reasonable best efforts to sell the Mechanical Rigs on terms and price satisfactory to the Members’ Representative (which commercially reasonable best efforts will include, as applicable, receiving solicitations of interest from third parties to acquire Mechanical Rigs, liquidating Mechanical Rigs and engaging a third party broker, selected by the Members’ Representative, to market any Mechanical Rigs) to one or more third parties in one or more transactions (including at the direction of the Members’ Representative to any third party and at any value) until the earlier of (a) such time as all of the Mechanical Rigs have been sold and (b) the date occurs 18 months following the Closing Date (the “Specified Date”), and that on or prior to the date 30 days after (x) such time as all of the Mechanical Rigs have been sold or (y) 30 days after the Specified Date, Parent shall pay the amount of such Mechanical Rig Net Proceeds to the Members’ Representative by wire transfer of immediately available funds to an account designated by the Members’ Representative in writing, for further distribution by the Members’ Representative to the applicable Members in accordance with Section 4.03(b) of the Note Conversion Agreement; and

WHEREAS, Section 5.15 of the Note Conversion Agreement expressly grants the Representative, among other things, the full power and authority: (i) to execute and deliver such amendments, modifications, waivers and consents in connection with the Note Conversion Agreement and the consummation of the transactions contemplated thereby as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of the Note Conversion Agreement; and (ii) as the Representative of the Unitholders and Noteholders, to enforce and protect the rights and interests of the Unitholders and Noteholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to the Note Conversion Agreement, including in connection with the receipt of any Mechanical Rigs Net Proceeds pursuant to Section 4.03 of the Note Conversion Agreement; and

WHEREAS, (i) pursuant to Section 5.15(b) of the Note Conversion Agreement, the Company and its respective affiliates are entitled to rely exclusively and conclusively upon the communications, actions and omissions of the Representative relating to the Note Conversion Agreement, as the communications, actions and omissions of the Unitholders and Noteholders, and (ii) pursuant to Section 13.1 of the Agreement, the Parent, the Company, the Surviving Company and their respective Affiliates are entitled to rely exclusively and conclusively upon the communications, actions and omissions of the Members’ Representative relating to the Agreement, as the communications, actions and omissions of the Members; and

WHEREAS, it would be materially detrimental to Parent to pay the Mechanical Rig Net Proceeds at this time; and

WHEREAS, the Representative (in its capacity as the Members’ Representative under the Agreement and the Representative under the Note Conversion Agreement), Parent and the Company each hereby agree to defer payment of the Mechanical Rig Net Proceeds as set forth below in this letter agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this letter agreement hereby agree as follows:

1.	Each of the parties to this letter agreement hereby agrees that the last two sentences of Section 7.22 of the Agreement are hereby amended and restated to read as follows:

“On the earlier of (i) June 30, 2022 and (ii) a Change of Control Transaction (the “Payment Date”), Parent shall pay to Member’s Representative by wire transfer of immediately available funds an amount equal to the sum of (A) the amount of Mechanical Rig Net Proceeds and (B) interest accrued on the amount of such Mechanical Rig Net Proceeds during the period between May 1, 2020 and the Payment Date, which interest shall accrue at a rate of 15% per annum, compounded quarterly, during the period beginning on May 1, 2020 and ending on December 31, 2020 and at a rate of 25% per annum, compounded quarterly, during any period following December 31, 2020. ‘Change of Control Transaction’ shall have the meaning ascribed to such term in that certain Amended and Restated Stockholders’ Agreement of Parent, dated as of October 1, 2018.”

2.

Parent hereby represents and warrants to Representative that its good faith determination of the amount of Mechanical Rig Net Proceeds is equal to $2,901,931.97, a reasonably detailed backup calculation of which has been provided by Parent to Representative. On the basis of such representation by Parent, Representative and the Company each hereby agree to such determination of the amount of Mechanical Rig Net Proceeds.

3.	Each of Parent and the Company acknowledge the change of addresses for purposes of notices under the Agreement and the Note Conversion Agreement as set forth above.

4.

Simultaneously with the execution of this letter agreement, Parent shall pay to Member’s Representative by wire transfer of immediately available funds an amount equal to $15,000 to an account or accounts designated by Member’s Representative to Parent in writing in consideration for certain fees and expenses of Member’s Representative in respect of this letter agreement.

5.

THIS LETTER AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS LETTER AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

6.

This letter agreement may be executed by PDF signatures by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This letter agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

In witness whereof, the parties hereto have executed this letter agreement as of the date first written above.

MSD Credit Opportunity Master Fund, L.P., (solely in its capacity as Members’ Representative under the Agreement and Representative under the Note Conversion Agreement)

By:	/s/ Marcello Liguori
Name:	Marcello Liguori
Title:	Authorized Signatory

Independence Contract Drilling, Inc.

By:	/s/ Philip A. Choyce
Name:	Philip A. Choyce
Title:	Executive Vice President and Chief Financial Officer

Sidewinder Drilling, LLC

By:	/s/ J. Anthony Gallegos, Jr.
Name:	J. Anthony Gallegos, Jr.
Title:	Chief Executive Officer

Morgan Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Attention: Jonathan D. Morris

Andrew L. Milano

Email: jonathan.morris@morganlewis.com; andrew.milano@morganlewis.com

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, TX 77002

Attention: David C. Buck

Email: dbuck@sidley.com